Exhibit 21

Video Display Corporation

Subsidiary Companies

AYON CyberSecurity, Inc.

5155 King Street

Cocoa, Florida 32926

Teltron Technologies, Inc.

1868 Tucker Industrial Road

Tucker, Georgia 30084

Lexel Imaging Systems

510 Henry Clay Blvd.

Lexington, Kentucky 40505

Unicomp GA, LLC

510 Henry Clay Blvd.

Lexington, Kentucky 40505